Mail Stop 6010
November 15, 2005


Mr. John Cousins
Chief Financial Officer
Advanced Optics Electronics, Inc.
8301 Washington NE
Suite 5
Albuquerque, New Mexico  87113

      Re:	Advanced Optics Electronics, Inc.
		Form 10-KSB for the year ended December 31, 2004
      Filed April 4, 2005
		File No. 000-24511

Dear Mr. Cousins:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant